CERTIFICATE OF MERGER OF
ELEPHANT TALK COMMUNICATIONS, INC.
(a California corporation)

INTO

ELEPHANT TALK COMMUNICATIONS CORP.
(a Delaware corporation)

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Elephant Talk Communications Corp. a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Elephant Talk Communications, Inc., a California corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Elephant Talk Communications Corp. a Delaware corporation.

FOURTH: The Certificate of Incorporation of Elephant Talk Communications Corp. shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of Elephant Talk Communications, Inc. is Two Hundred Fifty Million (250,000,000) Common Stock, having no par value and Fifty Million (50,000,000) Preferred Stock, having no par value.

SIXTH: The merger is to become effective on September 26, 2011.

SEVENTH: The Agreement and Plan of Merger is on file at Schiphol Boulevard 249, 1118 BH Luchthaven Schiphol, The Netherlands, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 20th day of September 2011, A.D.,

By:	/s/ Alex Vermeulen
Authorized Officer

Name:	Alex Vermeulen

Title:	General Counsel and Secretary